Exhibit 99.1

November 17, 2004

Katherine Taylor

815-961-7164

STEVEN ROGERS NAMED TO BOARD OF DIRECTORS

OF AMCORE FINANCIAL, INC.

ROCKFORD — AMCORE Financial, Inc. (Nasdaq: AMFI) announces Steven Rogers, Evanston, IL, has been named to the Company’s Board of Directors.

Rogers, 47, is professor of finance and management at the Kellogg Graduate School of Management at Northwestern University, Evanston, IL. Rogers was named at AMCORE’s November board meeting and is replacing Norman E. Johnson, Chairman, CEO and President of CLARCOR, Inc., Nashville, TN, who vacated his board position in May 2004.

Rogers will serve on the board’s Governance Committee. In addition to the position on AMCORE’s Board of Directors, Rogers also is a board member of SC Johnson in Racine, WI, SuperValu (NYSE) in Eden Prairie, MN, and Duquesne Light Holdings, Inc. (NYSE) in Pittsburgh, PA.

Kenneth E. Edge, chairman, president and chief executive officer of AMCORE, said: “Rogers has an outstanding background in both business and academics and will bring a wealth of knowledge and experience to our board.”

Rogers has served for nine years as a full-time faculty member at the Kellogg Graduate School of Management. In 1996, he was named the outstanding professor of management. He has a nation-wide reputation as a speaker on business topics and was named one of the top 12 entrepreneurship professors at U.S. graduate schools.

Rogers also has a wealth of business experience. From 1989 to 1995, Rogers was owner and president of a lighting equipment and lampshade manufacturing company, which became a Harvard Case Study. He sold the company when he joined the Northwestern faculty. His earlier business experience includes work at Cummins Engine, Columbus, IN; Consolidated Diesel, Rocky Mount, NC; McDonald’s Corporation training program, Chicago, IL, and Bain Consulting Group, Boston, MA.

Rogers has a bachelor’s degree from Williams College, Williamstown, MA, and a master’s degree in business administration from Harvard University, Boston, MA.

AMCORE Financial, Inc. is headquartered in Northern Illinois and has banking assets of $5.0 billion and investment assets under administration of $4.2 billion with 68 locations in Illinois, Wisconsin and Iowa.

AMCORE provides a full range of consumer and commercial banking services, a variety of mortgage lending products and investment services including trust, brokerage, asset management, mutual fund administration, employee benefit plan record keeping and is the investment advisor for the Vintage family of mutual funds.

AMCORE common stock is listed on The NASDAQ Stock Market under the symbol “AMFI.” Further information about AMCORE Financial, Inc. can be found at the company’s website at www.AMCORE.com.